Exhibit 99.6

LETTER TO BROKERS, DEALERS, ETC.

RECOMMENDED CASH AND SHARE OFFER

by

SERENA SOFTWARE, INC.

(and by

LEHMAN BROTHERS EUROPE LIMITED

on its behalf

outside the United States)

for

all of the issued and to be issued shares capital of

MERANT PLC

THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 3:00 PM (LONDON TIME), 10:00 AM (NEW YORK CITY TIME) ON APRIL 15, 2004, UNLESS EXTENDED. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF MERANT PLC (“Merant”) SECURITIES WILL HAVE WITHDRAWAL RIGHTS DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD (EXCEPT IN LIMITED CIRCUMSTANCES).

March 18, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SERENA Software, Inc. (the “Offeror”) is offering to purchase (i) all issued and to be issued ordinary shares of 2p each of Merant (“Merant Shares”) for 136.5 pence in cash and 0.04966 of a new share of the Offeror for every 1 Merant Shares and (ii) all American Depositary Shares of Merant (“Merant ADSs”), each representing 5 Merant Shares and evidenced by American Depositary Receipts (“Merant ADRs”), for 682.5 pence in cash and 0.2483 of a new shares of the Offeror for every 1 Merant ADSs upon the terms and subject to the conditions set forth in the Offer Document dated March 18, 2004 (the “Offer Document”) and the related Letter of Transmittal (in the case of Merant ADSs) or Form of Acceptance (in the case of Merant Shares) (which terms and conditions, as amended or supplemented from time to time, together constitute the “Offer”). Merant Shares and Merant ADSs are referred to collectively as “Merant Securities”.

Holders of Merant Securities who validly accept the Offer may elect to vary the proportions in which they receive shares of the Offeror and cash (the “Mix and Match Election”). The Mix and Match Election will remain open until 3:00 p.m. (London time), 10:00 a.m. (New York time) on the date five calendar days after the expiration of the Initial Offer Period, including any extension thereof. The maximum number of new Offeror shares to be issued under the Offer and the maximum amount of cash to be paid under the Offer will not be varied as a result of the Mix and Match Election. Accordingly, the ability of holders of Merant Securities to make a Mix and Match Election will depend on the extent to which other holders of Merant Securities make opposite elections. Other relevant terms of the Mix and Match Election, including limitations on the ability to change a Mix and Match Election, are set out in paragraph 5 of Part B of Appendix I of the Offer Document.

For your information and for forwarding to those of your clients for whom you hold Merant ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer Document;

2.	The Letter of Transmittal to be used by holders of Merant ADSs to accept the Offer;

3.	The Notice of Guaranteed Delivery;

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

5.	A printed form of letter that may be sent to your clients for whose account you hold Merant ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Merant.

We are not making the offer directly or indirectly in or into Canada, Australia or Japan. You should not forward or transmit these documents in or into Canada, Australia or Japan.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS PROMPTLY AS POSSIBLE.

THE OFFER CANNOT BE ACCEPTED IN RESPECT OF MERANT SHARES BY MEANS OF A LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY. A FORM OF ACCEPTANCE FOR ACCEPTING THE OFFER IN RESPECT OF MERANT SHARES CAN BE OBTAINED FROM THE INFORMATION AGENT OR THE UK RECEIVING AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER DOCUMENT).

In all cases, payment for Merant ADSs purchased pursuant to the Offer will be made only after timely receipt by the US Depositary of Merant ADRs evidencing such Merant ADSs or a confirmation of book-entry transfer, together with the Letter of Transmittal properly completed and duly executed or an Agent’s Message and any other documents required by the Letter of Transmittal.

If a holder of Merant ADSs wishes to accept the Offer in respect of Merant ADSs and the Merant ADRs evidencing such ADSs are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary while the Offer remains open for acceptances, such holder’s acceptance of the Offer in respect of Merant ADSs may be effected by following the guaranteed delivery procedures specified in paragraph 12(h) of Part B of Appendix I of the Offer Document.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than Lehman Brothers Europe Limited, the US Depositary, the UK Receiving Agent and the Information Agent as described in the Offer Document) in connection with the solicitation of acceptances of the Offer. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

Inquiries you may have with respect to the Offer should be addressed to the Information Agent at the addresses and telephone numbers set forth in the Offer Document. Additional copies of the enclosed materials may be obtained from the Information Agent.

Capitalized terms and certain other terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

Very truly yours,

SERENA SOFTWARE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE US DEPOSITARY, THE INFORMATION AGENT OR THE UK RECEIVING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER DOCUMENT, THE LETTER OF TRANSMITTAL OR THE FORM OF ACCEPTANCE.

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